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                                                                       Exhibit 3

                           MARKETING COORDINATION AND
                        ADMINISTRATIVE SERVICES AGREEMENT

This Agreement entered into this ____ day of May, 1997, between Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company (collectively "Nationwide"), and Nationwide Advisory Services, Inc. ("NAS") and restates and confirms all earlier agreements between the parties concerning marketing coordination and administrative services.

Nationwide proposes to develop, issue and administer, and NAS proposes to provide the exclusive national distribution services for variable annuity contracts and variable life insurance policies (the "Products").

The parties hereby agree as follows:

A.   ADMINISTRATION OF PRODUCTS

     1.   Appointment of Product Administration

          Nationwide is hereby appointed Product Administrator for the Products.

     2.   Duties of Nationwide

          Nationwide shall perform in a proper and timely manner, those functions enumerated in the column marked "Nationwide" in the "Analysis of Administrative Functions," attached hereto as EXHIBIT A, and incorporated herein by reference.

     3.   Duties of NAS

          NAS shall perform in a proper and timely manner, those functions enumerated in the column marked "NAS" in the "Analysis of Administrative Functions," attached hereto as EXHIBIT A, and incorporated herein by reference.

B.   MARKETING COORDINATION AND SALES ADMINISTRATION

     1.   Distribution of Products

          The Products will be distributed through registered representatives of NASD broker-dealer firms, appointed by Nationwide, who shall be duly qualified and licensed as agents (the "Agents"), in accordance with applicable state insurance authority.

     2.   NAS shall be the exclusive National Distributor of the Products.
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     3.   Appointment and Termination of Agents

          Appointment and termination of Agents shall be processed and executed by Nationwide. NAS reserves the right to require Nationwide to consult with it regarding licensing decisions.

     4.   Advertising

          NAS shall not print, publish or distribute any advertisement, circular or document relating to the Products or relating to Nationwide unless such advertisement, circular or document has been approved in writing by Nationwide. Such approval shall not be unreasonably withheld, and shall be given promptly, normally within three (3) business days. Neither Nationwide nor any of its affiliates shall print, publish or distribute any advertisement, circular or document relating to the Products or relating to NAS unless such advertisement, circular or document has been approved in writing by NAS. Such approval shall not be unreasonably withheld, and shall be given promptly, normally within three (3) business days. However, nothing herein shall prohibit any person from advertising the Products on a generic basis.

     5.   Marketing Conduct

          The parties will jointly develop standards, practices and procedures respecting the marketing of the Products. Such standards, practices and procedures are intended to help Nationwide meet its obligations as an issuer under the securities laws, to assure compliance with state insurance laws, and to help NAS meet its obligations under the securities laws as National Distributor. These standards, practices and procedures are subject to continuing review and neither Nationwide nor NAS shall object unreasonably to changes to such standards, practices and procedures recommended by the other to comply with the intent of this provision.

     6.   Sales Material and Other Documents

          a.   Sales Material

               1) Nationwide shall develop and prepare all promotional material to be used in the distribution of the Products, in consultation with NAS.

               2) Nationwide is responsible for the printing and the expense of providing such promotional material.

               3) Nationwide is responsible for approval of such promotional material by state insurance regulators, where required.

               4) NAS and Nationwide agree to abide by the Advertising and Sales Promotion Material Guidelines, attached hereto as EXHIBIT B, and incorporated herein by reference.

          b.   Prospectuses

               1) Nationwide is responsible for the preparation and regulatory clearance of any required registration statements and prospectuses for the Products. NAS is responsible for the preparation and regulatory clearance of any underlying mutual fund registration statements and prospectuses.

               2) Nationwide is responsible for the printing of Product prospectuses in such quantities as the parties agree are necessary to assure sufficient supplies.

               3) Nationwide will bear the cost of providing the required supply of mutual fund prospectuses.

               4) Nationwide is responsible for supplying Agents with sufficient quantities of Product prospectuses.

          c.   Contracts, Applications and Related Forms

               1) Nationwide, in consultation with NAS, is responsible for the design and printing of adequate supplies of Product applications, contracts, related forms, and such service forms as the parties agree are necessary.

               2) Nationwide is responsible for supplying adequate quantities of all such forms to the Agents.

     7.   Appointment of Agents

          a. NAS shall assist Nationwide in facilitating the appointment of Agents by Nationwide.

          b. Nationwide shall forward all appointment forms and applications to the appropriate states and maintain all contacts with the states.

          c. Nationwide shall maintain appointment files on Agents, and NAS shall have access to such files as needed.

     8.   Licensing and Appointment Guide

          Nationwide shall provide to NAS a Licensing and Appointment Guide (as well periodic updates thereto), setting forth the requirements for licensing and appointment, in such quantities as NAS may reasonably require.
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     9.   Other

          a.   Product Training

               Nationwide is responsible for any Product training for the Agents.

          b.   Field Sales Material

               1) Nationwide, in consultation with NAS, is responsible for the development, printing and distribution of non-public field sales material to be used by Agents.

               2) NAS shall have the right to review all field sales materials and to require any modification mandated by regulatory requirements.

          c.   Production Reports

               Nationwide shall deliver to NAS the items listed in Production Reports to be Provided, attached hereto as EXHIBIT C, and incorporated herein by reference.

          d.   Customer Service

               Each party will notify the other of all material pertinent inquiries and complaints it receives, from whatever source and to whomever directed, and will consult with the other in responding to such inquiries and complaints.

     10.  Auditing

          NAS shall maintain all records relating to the mutual funds or other investment options in accordance with generally accepted accounting procedures. Any such records shall be made available to Nationwide or its accountants or auditors upon reasonable written request. Nationwide shall provide NAS with any records, reports or other materials relative to the distribution of the Products as may reasonably be required by NAS or as may be required by any governmental agency having jurisdiction.

C.   GENERAL PROVISIONS

     1.   Waiver

          The forbearance or neglect of either party to insist upon strict compliance by the other with any of the provisions of this Agreement, whether continuing or not, or to declare a forfeiture of termination against the other, shall not be construed as a waiver of any rights or privileges of the forbearing party in the event of a further default or failure of performance.
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     2.   Limitations

          Neither party shall have authority on behalf of the other to: make, alter or discharge any contractual terms of the Products; waive any forfeiture; extend the time of making any contributions to the products; guarantee dividends; alter the forms which either may prescribe; nor substitute other forms in place of those prescribed by the other.

     3.   Binding Effect

          This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns, provided that neither party shall assign or sub-contract this Agreement or any rights or obligations hereunder without prior written consent of the other.

     4.   Indemnification

          Each party ("Indemnifying Party") hereby agrees to release, indemnify and hold harmless the other party, its officers, directors, employers, agents, servants, predecessors or successors from any claims or liability arising out of the acts or omissions of the Indemnifying Party not authorized by this Agreement, including the violation of any federal or state law or regulation.

     5.   Notices

          All notices, requests, demands and other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent postage prepaid by First Class Mail, Registered or Certified mail, by overnight mail, properly addressed as follows:

          TO NATIONWIDE:

          Nationwide Life Insurance Company
          Richard A. Karas, SeniorVice President-Sales-Financial Services One Nationwide Plaza
          Columbus, Ohio  43216

          TO NAS:

          Nationwide Advisory Services, Inc.
          Joseph P. Rath, Vice President-Compliance
          One Nationwide Plaza
          Columbus, Ohio  43216
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     6.   Governing Law

          This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

     7.   Arbitration

          The parties agree that misunderstandings or disputes arising from this Agreement shall be decided by arbitration, conducted upon request of either party before three arbitrators (unless the parties agree on a single arbitrator) designated by the American Arbitration Association, and in accordance with the rules of such Association. The expenses of the arbitration proceedings conducted hereunder shall be borne equally by both parties.

     8.   Confidentiality

          Any information, documents and materials, whether printed or oral, furnished by either party or its agents or employees to the other shall be held in confidence. No such information shall be given to any third party, other than to such sub-contractors of NAS as may be permitted herein, or under requirements of a lawful authority, without the express written consent of the other party.

D.   TERM OF AGREEMENT

     This Agreement, including the Exhibits attached hereto, shall remain in full force and effect until terminated, and may be amended only by mutual agreement of the parties in writing. Any decision by either party to cease issuance or distribution of any specific Product shall not effect a termination of the Agreement unless such termination is mutually agreed upon, or unless notice is given pursuant to Section E.2. hereof.

E.   TERMINATION

     1. Either party may terminate this Agreement for cause at any time, upon written notice to the other, if the other knowingly and willfully: (a) fails to comply with the laws or regulations of any state or governmental agency or body having jurisdiction over the sale of insurance or securities; (b) misappropriates any money or property belonging to the other; (c) subjects the other to any actual or potential liability due to misfeasance, malfeasance, or nonfeasance;
          (d) commits any fraud upon the other; (e) has an assignment for the benefit of creditors; (f) incurs bankruptcy; or (g) commits a material breach of this Agreement.

     2. Either party may terminate this Agreement, without regard to cause, upon six months prior written notice to the other.

     3. In the event of termination of this Agreement, the following conditions shall apply:
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          a)   The parties irrevocably acknowledge the continuing right to use any Product trademark that might then be associated with any Products, but only with respect to all business in force at the time of termination.

          b) NAS shall continue to sell to Nationwide at net asset value, shares of all mutual funds which serve as underlying investments for Products actually issued by Nationwide pursuant to this Agreement, until such time as mutually agreed upon by the parties. NAS may discontinue the sale at net asset value of such shares in connection with the issuance by Nationwide of new products after termination.

          c) In the event this Agreement is terminated the parties will use their best efforts to preserve in force the business issued pursuant to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.



                                        NATIONWIDE LIFE INSURANCE
                                        COMPANY

                                        By /s/Richard A. Karas
                                           -------------------------------------

                                        Title Sr. Vice President
                                              ----------------------------------


                                        NATIONWIDE LIFE AND ANNUITY
                                        INSURANCE COMPANY

                                        By /s/Richard A. Karas
                                           -------------------------------------

                                        Title Sr. Vice President
                                              ----------------------------------


                                        NATIONWIDE ADVISORY SERVICES,
                                        INC.

                                        By /s/Joseph P. Rath
                                           -------------------------------------

                                        Title Vice President
                                              ----------------------------------
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                                    EXHIBIT A

                      ANALYSIS OF ADMINISTRATIVE FUNCTIONS

A.   PRODUCT UNDERWRITING/ISSUE

NATIONWIDE                              NAS

-    Establishes underwriting           -    Consults with regard to new
     criteria for application                business procedures and
     processing and rejections.              processing.

-    Reviews the completed
     application. Applies
     underwriting/issue criteria to
     application.

-    Notifies Agent and/or customer
     of any error or missing data
     necessary to underwrite
     application and establish
     records for owner of Product
     ("Contract Owner").

-    Prepares policy data page for
     approved business and mails with
     policy to Contract Owner.

-    Establishes and maintains all
     records required for each
     Contract Owner, as applicable.

-    Prepares and mails confirmation
     and other statements to Contract
     Owners and Agents, as required.

-    Prints, provides all forms
     ancillary to issue of
     contract/policy forms for
     Products.

-    Maintains supply of approved
     specimen policy forms and all
     ancillary forms, distributes
     same to Agents.
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B.   BILLING AND COLLECTION

NATIONWIDE

-    Receives premium/purchase
     payments and reconciles amount
     received with remittance media.

-    Updates Contract Owner records
     to reflect receipt of
     premium/purchase payment and
     performs accounting/ investment
     allocation of each payment
     received.

-    Deposits all cash received under
     the Products in accordance with
     the terms of the Products.

C.   BANKING

NATIONWIDE

-    Balances, edits, endorses and
     prepares daily deposit.

-    Places deposits in depository
     account.

-    Transfers funds from depository
     account to NAS within 24 hours
     following underwriting approval,
     in accordance with investment
     allocation.

-    Prepares daily cash journal
     summary reports and maintains
     same for review by NAS.
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D.   PRICING/VALUATION/ACCOUNTING

NATIONWIDE                              NAS

-    Determines the "Net Amount         -    Issues Fund Shares to Nationwide
     Available for Investment" in            at net asset Value.
     Fund Shares and places Fund
     Share purchase or redemption       -    Confirms Nationwide's Fund
     orders with the Fund, by                purchases and redemptions.
     facsimile each day by 10:00 a.m.
     E.T. If for any reason             -    Transmit by facsimile Fund Share
     Nationwide is unable to process         prices to Nationwide by 6:00
     such orders, it will provide NAS        p.m. EST each day.
     with estimates.
                                        -    Maintains records of all Fund
-    Maintains and makes available,          Shares owned by Nationwide,
     as reasonably requested, records        including the date purchased and
     used in determining "Net Amount         sold, cost, and other
     Available for Investment."              information maintained by NAS in
                                             its ordinary course of business.
-    Collects information needed in
     determining Variable Account       -    Cooperates in annual audit of
     unit values from the Funds              separate account financials
     including daily net asset value,        conducted for purposes of
     capital gains or dividend               financial statement
     distributions, and the number of        certification and publication.
     Fund Shares acquired or sold
     during the immediately preceding
     valuation period.

-    Performs daily unit valuation
     calculation.

E.   CONTRACT OWNER SERVICE/
     RECORD MAINTENANCE


NATIONWIDE                              NAS

-    Receives and processes all         -    Accommodates customer service
     Contract Owner service requests,        function by providing any
     including but not limited to            supporting information or
     informational requests,                 documentation which may be in
     beneficiary changes, and                the control of NAS.
     transfers of Contract Value
     among eligible investment
     options.

-    Maintains daily records of all
     changes made to Contract Owner
     accounts.

-    Researches and responds to all     -    Researches and responds to
     Contract Owner/Agent inquiries.         Nationwide's inquiries regarding
                                             fund performance.
-    Keeps all required Contract
     Owner records.

-    Maintains adequate number of
     toll free lines to service
     Contract Owner/Agent inquiries.

F.   DISBURSEMENTS (SURRENDERS,
     DEATH CLAIMS, LOANS)

NATIONWIDE                              NAS

-    Receives and processes
     surrenders, loans, and death
     claims in accordance with
     established guidelines.

-    Prepares checks for surrenders,
     loans, and death claims, and
     forwards to Contract Owner or
     Beneficiary. Prepares and mails
     confirmation statement of
     disbursement to Contract Owner/
     Beneficiary with copy to Agent.

G.   COMMISSIONS


NATIONWIDE                              NAS

-    Ascertains, on receipt of
     applications, whether writing
     Agent is appropriately licensed.

-    Pays commissions and other fees
     in accordance with agreements
     relating to same.

H.   PROXY PROCESSING

NATIONWIDE                              NAS

-    Receives record date information   -    Provides proxy, solicitation
     from Funds Receives proxy               materials, and record date
     solicitation materials from             information.
     Funds.

-    Prepares Voting Instruction
     cards and mails solicitation, if
     necessary.

-    Tabulates and votes all Fund
     Shares in accordance with SEC
     requirements.

I.   PERIODIC REPORTS TO CONTRACT OWNERS

NATIONWIDE                              NAS

-    Prepares and mails quarterly and
     annual Statements of Account to
     Contract Owners.

-    Prepares and mails all             -    Prepares and mails to Nationwide
     semi-annual and annual reports          all required semi-annual and
     of Variable Account(s) to               annual financial reports to
     Contract Owners.                        shareholder of the Funds.

J.   REGULATORY/STATEMENT REPORTS

NATIONWIDE                              NAS

-    Prepares and files Separate
     Account Annual Statements.

-    Prepares and mails the
     appropriate, required IRS
     reports at the Contract Owner
     level. Files same with required
     regulatory agencies.

-    Prepares and files form N-SAR      -    Prepares and files form N-SAR
     for the Separate Account.               for the Funds.

K.   PREMIUM TAXES

NATIONWIDE                              NAS

-    Collects, pays and accounts for
     premium taxes as appropriate.

-    Prepares and maintains all
     premium tax records by state.

-    Maintains liabilities in General
     Account ledger for accrual of
     premium tax collected.

-    Integrates all company premium
     taxes due and performs related
     accounting.

L.   FINANCIAL AND MANAGEMENT REPORTS

NATIONWIDE                              NAS

-    Provides periodic reports in       -    Provides periodic reports in
     accordance with the Schedule of         accordance with the Schedule of
     Reports to be prepared jointly          Reports to be prepared jointly
     by Nationwide and NAS. (See             by Nationwide and NAS. (See
     EXHIBIT C)                              EXHIBIT C)

M.   AGENT LICENSE RECORDKEEPING

NATIONWIDE                              NAS

-    Receives, establishes,             -    Cooperates with Nationwide in
     processes, and maintains Agent          the Agent appointment process
     appointment records.                    with the broker- dealer firms.

                                    EXHIBIT B

               ADVERTISING AND SALES PROMOTION MATERIAL GUIDELINES
             FOR APPROVAL BY THE OFFICE OF SALES-FINANCIAL SERVICES

In order to assure compliance with state and federal regulatory requirements and to maintain control over the distribution of promotional materials dealing with the Products, Nationwide and NAS require that all variable contract promotional materials be reviewed and approved by both Nationwide and NAS prior to their use. These guidelines are intended to provide appropriate regulatory and distribution controls.

1. Sufficient lead time must be allowed in the submission of all promotional material. The Office of Sales-Financial Services ("OS-FS") and NAS shall approve in writing all promotional material. Such approval shall not be unreasonably withheld, and shall be given promptly, normally within three
     (3) days.

2. All promotional material will be submitted in "draft" form to permit any changes or corrections to be made prior to the printing.

3. Nationwide and NAS will provide each other with details as to each and every use of all promotional material submitted. Approval for one use will not constitute approval for any other use. Different standards of review may apply when the same advertising material is intended for different uses. The following information will be provided for each item of promotional material:

     a.   In what jurisdiction(s) the material will be used.

     b. Whether distribution will be used (e.g., brochure, mailing, 482 ads, etc.).

     c. How the material will be used (e.g., brochure, mailing, 482 ads, etc.).

     d. The projected date of initial use and, if a special promotion, the projected date of last use.

4. Each party will advise the other of the date it discontinues the use of any material.

5. Any changes to previously approved promotional material must be resubmitted, following these procedures. When approved material is to be put to a different use, request for approval of the material for the new use must be submitted.

6. OS-FS and NAS will assign a form number to each item of advertising and sales promotional material. This number will appear on each piece of advertising and sales promotional material. It will be used to aid in necessary filings, and to maintain appropriate controls.

7.   OS-FS and NAS will provide written approval for all material to be used.

8. Nationwide and NAS will provide each other with a minimum of 50 copies of all material in final print form to effect necessary state filings.

9    NAS will coordinate SEC/NASD filings of sales and promotional material.

10. All communication regarding promotional materials should be directed to Marketing Director, Office of Sales-Financial Services, Nationwide Life Insurance Company, One Nationwide Plaza, Columbus, Ohio 43216 (phone
     (614)249-6258) or to President, Nationwide Advisory Services, Inc. Three Nationwide Plaza, Columbus, Ohio (phone (614) 249-5947).

                                    EXHIBIT C
                        PRODUCTION REPORTS TO BE PROVIDED


Nationwide agrees to provide the following reports to NAS:

1.   Daily Receipt Report:         Indicates which Agents are generating sales.

2.   Daily Approval Report:        Indicates which applications have been
                                   approved.

3.   Daily Activity Summary:       Indicates top firms' sales and liquidation by
                                   month, year-to-date as well as total assets by firm.

4.   Dealer Activity               Indicates top firms' sales and
     Summary by Territory:         liquidation by month, year-to-date.

5.   Summary of Sales by           Indicates sales by territory/dealer/branch,
     Territory and Dealer:         including non-commissionable amounts and
                                   actual commission payments, as well as
                                   chargebacks. (Internal use only)

6.   Summary of Sales by           Indicates sales by territory/dealer/branch,
     Territory and Dealer:         including chargebacks.

7.   Commission Report:            Indicates commissions paid and chargebacks,
                                   matched to commission checks.

In addition, Nationwide shall provide reports detailing current appointments and other information, as reasonably requested by NAS.